PPM Funds 485BPOS

EX 99.28(d)(1)(vi)

Investment Advisory and Management Agreement

This Agreement (the “Agreement”) is by and between PPM Funds, a Massachusetts business trust (the “Trust”), and PPM America, Inc., a Delaware corporation (the “Adviser”).

Whereas, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended, consisting of multiple series (each, a “Fund”);

Whereas, Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

Whereas, the Trust on behalf of the Funds desires to retain the Adviser to perform investment advisory services for each Fund in the manner and on the terms set forth in the Investment Advisory and Management Agreement between the parties dated February 15, 2018, as amended, through the date hereof, if applicable (the “Existing Agreement”); and

Whereas, the Adviser is willing to furnish such services to the Trust and each Fund identified in the Existing Agreement.

Now, Therefore, in consideration of the mutual covenants contained herein, the Trust and the Adviser agree as follows:

The Trust and the Adviser hereby enter into this Agreement on terms identical to those of the Existing Agreement, which are incorporated herein by reference. Capitalized terms used herein without definition have the meanings given to them in the Existing Agreement.

This Agreement shall become effective as of the effective date of September 13, 2021 and, unless sooner terminated as provided in the Existing Agreement, the initial term will continue in effect through September 30, 2022. Thereafter, if not terminated as to a Fund, this Agreement will continue from year to year as described in the Existing Agreement.

This Agreement may be executed in counterparts, including via facsimile or other electronic means as agreed by the parties hereto, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement.

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized officers.

PPM Funds		PPM America, Inc.

By:	/s/ Mary Capasso	By:	/s/ Craig Smith
Name:	Mary T. Capasso	Name:	Craig Smith
Title:	President, Chief Executive Officer and Chief Legal Officer	Title:	President, Chief Executive Officer and Chief Investment Officer